UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2019

Myomo, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38109	47-0944526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (617) 996-9058

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MYO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 22, 2019, Myomo, Inc. (the “Company”), a Delaware corporation, entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Iliad Research and Trading, L.P. (“Lender”), pursuant to which the Company issued a Secured Promissory Note for the original principal amount of $3,300,000 (the “Note”). Iliad paid consideration of $3,000,000 for the Note, less transaction expenses of $20,000.

The Note bears interest at a rate of 10% per annum and matures 18 months after its issuance. At any time that is six months after the issuance, the Lender may redeem a portion of the Note, not to exceed an amount of $300,000 per month. Under certain circumstances, the Company may defer the redemption payments up to three times for a duration of 30 days each, subject to certain penalties as described in the Note. Subject to the terms and conditions set forth in the Note, the Company may prepay all or any portion of the outstanding balance of the Note, which includes accrued but unpaid interest, collection and enforcement costs, transfer, stamp, issuance and similar taxes and fees incurred under the Note, at any time subject to a prepayment penalty equal to 15% of the amount of the outstanding balance to be prepaid. For so long as the Note remain outstanding, the Company has agreed to pay to the Lender 50% of the gross proceeds that the Company receives from the sale of any of its common stock or other equity of the Company (excluding sales of common stock under the Company’s at-market sales agreement, dated as of July 2, 2018, with B. Riley FBR, Inc.), which payments will be applied towards and will reduce the outstanding balance of the Note. For so long as the Note remain outstanding, the Company has agreed that it will not enter into any future debt financings, including convertible debt financings, without the Lender’s prior written consent.

In connection with the Note Purchase Agreement and the Note, the Company has entered into a Security Agreement with the Lender (the “Security Agreement”), pursuant to which the obligations of the Company is secured by all of the assets of the Company, excluding the Company’s intellectual property. The Company has agreed that it will not pledge its intellectual property assets to any other party for so long as the Note is outstanding.

The Note Purchase Agreement and the Note contain customary events of default. Upon the occurrence of an event of default, the outstanding balance shall immediately increase to up to 125% of the outstanding balance. As described in the Note, upon the occurrence of certain events of default, the outstanding balance will become automatically due and payable, and upon the occurrence of other events of default, the Lender may declare the outstanding balance immediately due and payable at such time or at any time thereafter. After the occurrence of an event of default, interest on the Note will accrue at a rate per annum of 18%, or such lesser rate as permitted under applicable law.

The Company has engaged Ascendiant Capital Markets, LLC to serve as placement agent for the transaction between the Company and the Lender in exchange for a commission equal to six percent (6%) of the gross proceeds.

The Company has filed herewith as Exhibits 10.1, 10.2 and 10.3 the Note Purchase Agreement, the Note and the Security Agreement, which are incorporated herein by reference, and the foregoing descriptions of the Note Purchase Agreement, the Note and the Security Agreement are qualified in their entirety by reference thereto.

Item 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Note Purchase Agreement between the Company and Iliad Research and Trading, L.P., dated October 22, 2019

10.2	Secured Promissory Note from the Company to Iliad Research and Trading, L.P., dated October 22, 2019

10.3	Security Agreement between the Company and Iliad Research and Trading, L.P., dated October 22, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOMO, INC.

Date: October 23, 2019	By:	/s/ David A. Henry
David A. Henry Chief Financial Officer